Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Current Report of ARKO Corp. on Form 8-K of our report dated March 19, 2020, with respect to our audit of the financial statements of Haymaker Acquisition Corp. II (the “Company”) as of December 31, 2019 and for the period from February 13, 2019 (inception) through December 31, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Proxy Statement and Prospectus, which is part of the Registration Statement of ARKO Corp. on Form S-4 (File No. 333-248711).

/s/ Marcum LLP

Marcum LLP

Houston, Texas

December 30, 2020